UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NuVasive, Inc.
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(The following email communication was sent by NuVasive, Inc. to certain institutional holders of its common stock on May 7, 2012)

Dear [Contact Name],

By now, you have likely received NuVasive’s voting card and have accessed our proxy statement that we mailed in connection with our May 24, 2012 Annual Meeting of Stockholders. I want to call to your attention to two matters up for vote this year, and request your vote of “FOR” on each proposal.

Proposal #2 – “Say-on-Pay”

NuVasive’s record of industry-leading growth spans our entire history as a public company dating back to 2004. To encourage continued growth of both revenue and earnings, our Compensation Committee has taken significant steps to ensure that the compensation of our executive officers is strongly aligned with the performance of NuVasive.

First, I would like to share some of our key performance accomplishments with you:

•	Our first quarter 2012 revenue was $151.7 million, a 21.9% increase over the $124.5 million for the first quarter 2011 and a 39.0% increase over the $109.1 million reported for the first quarter 2010.

•

In 2011, we increased our revenue 13% and our market share 10%. Over the past three years, our revenue has increased 46%, our non-GAAP operating margin has increased 22% and our market share has increased 40%.

•

In October 2011, we acquired the industry-leading neuromonitoring company, Impulse Monitoring, which we believe will open up a significant growth opportunity for NuVasive, as we continue to expand Impulse’s leadership position into a nationwide footprint.

•	All of these achievements have been accomplished within a global spine market which has remained relatively flat over those one and three year periods.

•

Despite the challenged global spine market and the negative impact it has had on our stock price, we continue to believe our proven industry-leading performance will be reflected in the stock price over the long term. In fact, we have already seen an increase in our stock in 2012 from $12.58 on January 1 to $20.25 on May 4, which represents a 61% increase.

Also, over the past year, in order to further strengthen the alignment between executive compensation and our performance, NuVasive:

•	Engaged a new Independent Compensation Consultant in October 2011 to ensure we have the most up-to-date and market relevant information in making our compensation decisions.

•	Revised our peer group in 2012 to more closely align with our size, industry and location.

•	Instituted a Clawback Policy which ensures the recovery of compensation based upon any misstated financial information.

•	Instituted Stock Ownership Guidelines that require all of our vice-presidents and above to own stock to ensure alignment with our stockholders.

•	Established and disclosed clear performance metrics relating to our incentive programs.

•

Perhaps most importantly, our Compensation Committee now delivers 50% of our executive officers’ long-term equity awards in the form of performance-based restricted stock units (beginning with the annual grants made in February 2012). These awards are earned only upon the achievement of pre-established performance criteria set by the Compensation Committee and directly related to our financial success. As a result, the realizable value of our equity-based awards (i.e. actual pay potentially realized) is strongly aligned with both pre-determined company goals and stockholder returns.

Finally, NuVasive continues to monitor existing pay practices to ensure that we adopt best practices to the extent they support the Company’s business goals and strategy as well as shareholder interests. In addition to improvements made to the program since our inaugural Say-on-Pay vote, our pay practices include:

•	Use of multiple performance metrics

•	Use of minimum vesting periods of three years on all equity awards

•	No egregious pension payouts and no SERP (supplemental executive retirement plan) payouts

•	No excessive perquisites

•	No tax reimbursements

•	No speculative transactions by executives using Company stock in hedging activities

•	No repricing or replacing of underwater stock options, without shareholder approval

•	No backdating of stock options.

These measures, when coupled with our strong operating performance, demonstrate that we are committed to aligning executive compensation with the long term interests of our stockholders.

Proposal #4 – Re-Approval of our 2004 Equity Incentive Plan

Nothing material is changing in our 2004 Equity Incentive Plan and this vote is a technical requirement to maintain our federal income tax deduction for our performance-based compensation under Internal Revenue Code Section 162(m). Maintaining this tax deduction is important to overall Company performance.

Please let me know if you have any questions or have concerns voting “For” both Proposal #2, our Say-On-Pay proposal, and Proposal #4, the approval of the material terms of our 2004 Equity Incentive Plan. I can answer any questions or I can help set up a call/meeting with management. We are strongly committed to maintaining and improving the alignment between our executive’s compensation and our Company performance and your voting “For” both of these proposals will help us achieve our goal of maximizing long-term stockholder value.